As filed with the Securities and Exchange Commission on November 13, 2003
                     Registration Statement No. 333-88102
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------


                                    FORM AW
                                 Withdrawal of
                     Post-Effective Amendment No. 4 dated
                               November 10, 2003
                                      to
                                   Form S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                --------------


                                AIRBORNE, INC.
                        (Exact Name of Each Registrant
                         as Specified in its Charter)

             Delaware                                 91-2065027
  (State or Other Jurisdiction of          (I.R.S. Employer Identification
   Incorporation or Organization)                       Number)
                                --------------

                              3101 Western Avenue
                                 P.O. Box 662
                           Seattle, Washington 98111
                                (206) 830-4600
 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
                                --------------

                      SEE TABLE OF ADDITIONAL REGISTRANTS
                                --------------

                                 John Fellows
                     President and Chief Executive Officer
                                Airborne, Inc.
                              3101 Western Avenue
                              Seattle, Washington
                                (206) 830-4600
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                                --------------

                       Copies of all correspondence to:
                            D. Rhett Brandon, Esq.
                          Simpson Thacher & Bartlett LLP
                             425 Lexington Avenue
                         New York, New York 10017-3954
                           Telephone: (212) 455-2000
                                --------------
EXPLANATORY NOTE:

We are filing Form AW in order to withdraw Post-Effective Amendment No. 4, dated November 10, 2003, as filed on November 10, 2003 with the Securities and Exchange Commission under Registration Statement No. 333-88102.

===============================================================================

                                         TABLE OF ADDITIONAL REGISTRANTS

EXACT NAME OF REGISTRANT AS   STATE OR OTHER JURISDICTION      I.R.S. EMPLOYER      ADDRESS, INCLUDING ZIP CODE, AND
  SPECIFIED IN ITS CHARTER        OF INCORPORATION OR       IDENTIFICATION NUMBER   TELEPHONE NUMBER, INCLUDING AREA
                                      ORGANIZATION                                   CODE, OF REGISTRANT'S PRINCIPAL
                                                                                            EXECUTIVE OFFICES
---------------------------   ---------------------------   ---------------------   --------------------------------

   Airborne Express, Inc.               Delaware                  91-0837469        3101 Western Avenue, P.O. Box 662
                                                                                        Seattle, Washington 98111
                                                                                             (206) 830-4600

       ABX Air, Inc.                    Delaware                  91-1091619                145 Hunter Drive
                                                                                          Wilmington, Ohio 45177
                                                                                             (937) 382-5591

     Sky Courier, Inc.                  Delaware                  91-0894946        21240 Ridge Top Circle, Suite 160
                                                                                        Sterling, Virginia 20166
                                                                                             (703) 433-2800

  Wilmington Air Park LLC               Delaware                  34-1261776        3101 Western Avenue, P.O. Box 662
  (formerly Wilmington Air                                                              Seattle, Washington 98111
        Park, Inc.)                                                                          (206) 830-4600

     Airborne FTZ, Inc.                   Ohio                    34-1375411                145 Hunter Drive
                                                                                          Wilmington, Ohio 45177
                                                                                             (937) 382-5591

    Aviation Fuel, Inc.                   Ohio                    31-1139601        3101 Western Avenue, P.O. Box 662
                                                                                        Seattle, Washington 98111
                                                                                             (206) 830-4600

  Sound Suppression, Inc.                 Ohio                    31-1140852                145 Hunter Drive
                                                                                          Wilmington, Ohio 45177
                                                                                             (937) 382-5591

                                                 --------------

November 13, 2003


Gentlemen/Madam:


Pursuant to Rules 477 and 478 promulgated pursuant to the Securities Act of 1933, as amended, Airborne, Inc., Airborne Express, Inc., ABX Air, Inc., Sky Courier, Inc., Wilmington Air Park LLC, Airborne FTZ, Inc., Aviation Fuel, Inc. and Sound Suppression, Inc. (collectively, the "Registrants") respectfully request the withdrawal of the filing dated November 10, 2003 made under Form S-3/A, as Post-Effective Amendment No. 4 to the Registrants' Registration Statement on Form S-3 (Registration Statement No. 333-88102). After discussions with the Staff, it is our understanding that the "Flag" which was used for Edgar identification purposes incorrectly identified the above referenced Post-Effective Amendment No. 4 as a pre-effective amendment (S-3/A), rather than a post-effective amendment (POSAM). As discussed with the Staff, immediately following the filing of this Form AW, the Registrants will file Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 (File No. 333-88102) with the proper Edgar "Flag" identifying it as a post-effective amendment. The Registrants confirm that no securities have been sold in connection with Post Effective Amendment No. 4.


                                 Sincerely,

                                 AIRBORNE, INC.

                                 By: /s/ John Fellows
                                     -----------------
                                     John Fellows
                                     President and Chief Executive Officer



                                 AIRBORNE EXPRESS, INC.

                                 By: /s/ John Fellows
                                     -----------------
                                     John Fellows
                                     President and Chief Executive Officer



                                 ABX AIR, INC.

                                 By: /s/ Joseph C. Hete
                                     ------------------
                                     Joseph C. Hete
                                     President and Chief Executive Officer



                                 SKY COURIER, INC.

                                 By: /s/ John Fellows
                                     -----------------
                                     John Fellows
                                     President and Chief Executive Officer

                                 WILMINGTON AIR PARK LLC

                                 By: /s/ John Fellows
                                     ------------------
                                     John Fellows
                                     President and Chief Executive Officer



                                 AIRBORNE FTZ, INC.

                                 By: /s/ Joseph C. Hete
                                     ------------------
                                     Joseph C. Hete
                                     President



                                 AVIATION FUEL, INC.

                                 By: /s/ John Fellows
                                     -----------------
                                     John Fellows
                                     President



                                 SOUND SUPPRESSION, INC.

                                 By: /s/ Auriel (Mike) Kuli
                                     ----------------------
                                     Auriel (Mike) Kuli
                                     President